Exhibit 10.4

Safeco Long-Term Incentive Plan of 1997

(As Amended and Restated May 2, 2007)

Safeco Long-Term Incentive Plan of 1997

(As Amended and Restated May 2, 2007)

Safeco Long-Term Incentive Plan of 1997

As Amended and Restated May 2, 2007

1. Purpose

The purpose of the Safeco Long-Term Incentive Plan of 1997 (the “Plan”) is to enhance the long-term profitability and shareholder value of Safeco Corporation (the “Company”) by offering incentives and rewards to officers, directors and employees of the Company and its Subsidiaries (as defined in Section 2) as an inducement to them to remain in the service of the Company and to acquire and maintain stock ownership in the Company.

2. Definitions

(a)	“Affiliate” means a person controlling, controlled by or under common control with the Company.

(b)	“Award” shall mean any award or grant made pursuant to the Plan, including, without limitation, awards or grants of stock options, stock appreciation rights, restricted stock rights, performance stock rights, stock or any combination of the foregoing. Awards may be granted singly, in combination, or in tandem so that the settlement or payment of one automatically reduces or cancels the other.

(c)	“Award Agreement” means a written agreement between the Company and a Plan participant evidencing an Award.

(d)	“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(e)	“Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs has occurred:

(i)	Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of paragraph (iii) of this Section 2(e); or

(ii)	The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date the Plan is adopted by the Company’s shareholders, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)	There is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary at least 75% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)	The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the Company’s assets immediately following such transaction or series of transactions.

(f)	“Committee” shall mean the Company’s Board of Directors or a committee or sub-committee described in Section 3 selected by the Company’s Board of Directors to administer the Plan.

(g)	“Fair Market Value” shall mean, with respect to the Company’s common stock, the closing price of the Company’s common stock on the Nasdaq National Market, a national securities exchange or other recognized national market or service reporting sales, during regular trading on the date in question, or if not trading on that date, such price on the last preceding date on which the Company’s common stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

(h)	“Person” for purposes of Section 2(e) means any person (as defined in Section 3(a)(9) of the Exchange Act, as such term is modified in Sections 13(d) and 14(d) of the Exchange Act), other than (i) any employee plan established by the Company, (ii) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company.

(i)	“Retirement” shall mean a termination of employment with the Company or a Subsidiary occurring on or after an individual attains age 55, has ten or more years of service with the Company or a Subsidiary and whose age plus years of service add up to at least 75, or such other termination of employment as the Committee may approve as a retirement from time to time for purposes of the Plan.

(j)	“Subsidiary” shall mean any corporation of which more than 50% of the total combined voting power of all classes of stock entitled to vote is directly or indirectly owned by the Company.

(k)	“Substitute Awards” shall mean Awards granted or shares of the Company’s common stock issued by the Company in substitution or exchange for awards previously granted by any entity acquired by the Company or an Affiliate or with which the Company or an Affiliate merges or combines.

3. Administration

(a)	The Plan shall be administered by a Committee to be appointed from time to time by the Company’s Board of Directors and shall consist of at least two members of the Board, each of whom is an “outside director” as defined in regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, if the Committee does not also consist solely of “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, the Plan shall be administered with respect to officers subject to Section 16 of the Exchange Act by a sub-committee of the Committee to be appointed from time to time by the Company’s Board of Directors and consisting of at least two members of the Board, each of whom is a “non-employee director.” To the extent consistent with applicable law, the Board may also authorize one or more senior executive officers to grant Awards within the limits specifically prescribed by the Committee or Board.

(b)

Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have the exclusive authority to determine, in its sole discretion, all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards; the type of Awards; the number of shares of common stock subject to an Award; all terms, conditions, restrictions and limitations, if any, of an Award; and the terms of any instrument that evidences the Award. The Committee may, in its discretion, accelerate the exercisability of or waive any or all of the restrictions and conditions applicable to any

Award and may, with the consent of the holder, modify any agreement governing an Award. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents on the deferred payment. Any deferred payment may require the payment to be forfeited under certain circumstances in accordance with Section 15. The Committee shall also have exclusive authority to interpret the Plan and may adopt, amend and rescind rules and procedures relating to the Plan. In no event, however, shall the Committee have the right to (i) without shareholder approval, cancel or amend outstanding stock options for the purpose of repricing, replacing or regranting such options with a purchase price that is less than the purchase price of the original option (except as contemplated in Section 21) or (ii) issue a stock option or amend an outstanding option to provide for the grant or issuance of a new option on exercise of the original option. The Committee may delegate administrative duties to such of the Company’s officers as it so determines. Subject to Section 7(a), the effect on the vesting of an Award of a Company-approved leave of absence or a participant’s working less than full-time shall be determined by the Company’s chief human resources officer or other person performing that function and with respect to directors or executive officers, by the Committee, whose determination shall be final.

(c)	The Board of Directors shall designate one member of the Committee as its Chair, and the Committee shall hold its meetings at such times and places as it shall deem advisable. At least one-half of its members shall constitute a quorum for the conduct of business, and any decision or determination approved by a majority of members present at any meeting in which a quorum exists shall be deemed to have been made by the Committee. In addition, any decision or determination reduced to writing and signed by all of the members shall be deemed to have been made by the Committee. The Committee may appoint a secretary, shall keep minutes of its meetings, and may make such rules and regulations for the conduct of its business and for the carrying out of the Plan as it deems appropriate.

(d)	The interpretation and construction by the Committee of any provisions of the Plan and of Awards thereunder and all actions taken and determinations made by the Committee pursuant to the Plan shall be final and conclusive on all persons having any interest therein.

(e)	Notwithstanding anything in the Plan to the contrary, the Committee, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other participants in the Plan.

4. Shares Subject to Plan

(a)	Subject to the provisions of Section 21 (relating to adjustments due to changes in capital structure), a maximum of 12,000,000 shares of the Company’s common stock shall be available for issuance pursuant to Awards under the Plan.

(b)	Shares of the Company’s common stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to an individual. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of the Company’s common stock are issued under the Plan to an individual and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan. Any shares of the Company’s common stock (i) tendered by an individual or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award, or (ii) covered by an Award that is settled in cash, or in a manner such that some or all of the shares of the Company’s common stock covered by the Award are not issued, shall be available for Awards under the Plan. Any dividends or dividend equivalents that are reinvested into additional shares of the Company’s common stock or credited as additional shares of the Company’s common stock with respect to an Award shall not reduce the number of shares of the Company’s Common Stock available for issuance under the Plan.

(c)	The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(d)	Notwithstanding anything in the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an entity acquired by or with which the Company or an Affiliate combines has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of the Company’s common stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or an Affiliate prior to such acquisition or combination. In the event that a written agreement between the Company and an entity pursuant to which a merger, consolidation or statutory share exchange is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the entity, said terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be participants under the Plan.

(e)	Subject to the provisions of Section 21 (relating to adjustments due to changes in capital structure), the maximum number of shares with respect to which options may be granted under the Plan to any individual during any calendar year is 750,000, and the aggregate maximum number of shares that may be issued upon the exercise of incentive stock options shall equal the aggregate share number stated in Section 4(a). With respect to performance stock rights granted prior to January 1, 2005 and subject to the provisions of Section 21 (relating to adjustments due to changes in capital structure), the maximum number of shares payable under a performance stock right for any Performance Cycle (as defined in Section 12(a)) is 500,000 shares, or in the event the performance stock right is paid in cash, the equivalent cash value on the date the performance stock right would otherwise be settled in shares. The limitations in this Section 4(e) are to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

5. Eligibility

Awards may be granted to any officer, director or salaried employee of the Company or a Subsidiary that the Committee, or an authorized senior executive officer pursuant to Section 3(a), from time to time selects.

6. Price and Term of Options

(a)	The exercise price for shares purchased under each option will be determined by the Committee but shall not be less than 100% of the Fair Market Value of the shares of stock covered by the option on the date of grant of the option.

(b)	The term of each option shall be as determined by the Committee, but not in excess of ten years from the date it is granted. An option granted for an initial term of less than ten years may be extended by amendment for a period of up to ten years from the date of the initial grant, provided that no such amendment of an option shall be made without the prior consent of the optionee.

7. Limitations on Exercise of Options

(a)	Any minimum period during which an optionee must provide services or be continuously employed or any performance goals that must be met prior to an option becoming exercisable and the increments in which an option will become exercisable shall be set forth in the Award Agreement evidencing the option. Such provisions may be waived or modified by the Committee at any time. Absence on leave shall not be deemed an interruption of employment or services for purposes of the Plan, except as otherwise may be determined pursuant to Section 3(b) and except that with respect to incentive stock options a leave of absence shall be subject to any requirements of Section 422 of the Code.

(b)	Incentive stock options shall be granted to employees only. To the extent the aggregate Fair Market Value (determined at the time the options are granted) of the stock with respect to which any individual employee’s incentive stock options are exercisable for the first time during any calendar year exceeds $100,000, the portion in excess of $100,000 shall be treated as a nonqualified stock option. For purposes of this determination, incentive stock options granted under the Plan shall be aggregated with those granted under any other stock option plan of the Company. In interpreting and applying the provisions of the Plan, any option granted as an incentive stock option pursuant to the Plan shall, to the extent permitted by law and deemed appropriate by the Committee, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

8. Method of Exercise

Each exercise of an option granted hereunder, whether in whole or in part, shall be by written notice to the Chief Executive Officer of the Company, or his designee, designating the number of shares as to which the option is exercised, and shall be accompanied by payment in full for the number of shares so designated. Stock to be purchased under an option may be paid for (a) in cash, (b) in shares of the Company’s common stock (either through physical delivery or by attestation) already owned by the participant for at least six months (or any other period deemed appropriate by the Committee to avoid adverse accounting consequences to the Company) at their Fair Market Value on the date of exercise, (c) if and so long as the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, through delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board, (d) in a combination of the foregoing methods, or (e) in such other consideration as the Committee in its discretion may permit. Fractional shares may not be purchased under an option, and fractional shares may not be delivered to the Company for payment of the option price.

9. Form of Option Agreement

Each Award Agreement evidencing an option shall contain the essential terms of the option and such other provisions as the Committee shall from time to time determine, but such Award Agreements need not be identical. If the option is an incentive stock option, the Award Agreement shall contain such terms and provisions relating to exercise and otherwise as may be necessary to render it an incentive stock option under the applicable provisions of the Code (presently Section 422 thereof), and the regulations thereunder.

10. Stock Appreciation Rights

(a)

The Committee may grant stock appreciation rights (“SARs”) to eligible individuals at any time on such terms and conditions as the Committee shall determine. A SAR may be granted in tandem with an option or alone (“freestanding”). The grant price of a freestanding SAR shall not be less than 100% of the Fair Market Value of the related shares on the date of grant and the grant price of a tandem SAR shall be equal to the exercise price of the related option.

(b)	The exercise of a SAR shall be by written notice to the Chief Executive Officer of the Company designating the number of shares as to which the SAR is exercised and shall be subject to such limitations as the Committee may deem appropriate. Upon exercise of the SAR, the holder may obtain payment of an amount equal to the difference between the SAR grant price and the Fair Market Value of the related shares on the date of exercise. Payment to the holder upon the exercise of a SAR may be made in shares of the Company’s common stock (at their Fair Market Value on the date of exercise), in cash, or partly in shares and partly in cash, at the discretion of the Committee.

11. Restricted Stock Rights

(a)	The Committee may grant any eligible individual restricted stock rights (“RSRs”) which entitle such individual to receive a stated number of shares of the Company’s common stock if the individual for a stated period remains continuously employed by, or provides services to, the Company or a Subsidiary or, following the employee’s Retirement, serves on the Board of Directors of the Company or in another capacity approved by the Committee (the “Restricted Period”), or meets certain performance goals. At the time an RSR is issued, the Committee shall designate the length of the Restricted Period and the service that will qualify under the Restricted Period and any performance goals; provided, however, in no event may the Restricted Period extend beyond the fifth anniversary date of the individual’s termination of employment or cessation of services. The Committee shall have full and final authority to select the individuals who receive RSRs and to specify the number of shares of stock subject to each RSR in its sole discretion or on whatever basis it determines appropriate, including, without limitation, performance measures. The Committee shall also have full and final authority to establish the other terms, conditions and definitions that govern RSRs.

(b)	The Company shall provide each holder of an unexpired RSR during the Restricted Period with dividend equivalents with respect to such RSRs. The Committee, in its sole discretion, may determine the form of payment of dividend equivalents, including cash, shares of the Company’s common stock or additional RSRs. Unless determined otherwise by the Committee, such dividend equivalents shall be paid as additional compensation in an amount of cash equal to the dividends that would have been payable to the holder of the RSR during the Restricted Period if the holder had owned the stock subject to the RSR and paid as near in time as reasonably practical to the applicable dividend payment dates.

(c)	At the expiration of each Restricted Period or the attainment of performance goals and provided all conditions relating to an RSR have been met, the Company shall issue to the holder the shares of stock which relate to such Restricted Period or performance goal or, at the discretion of the Committee, the Company may make a cash payment to the holder in an amount equal to the Fair Market Value of such shares (or any portion thereof) determined as of the settlement date or, alternatively, over such period as may be established by the Committee at the time of grant.

(d)	Upon grant of an RSR, the Company shall deliver to the recipient an Award Agreement which sets forth the terms and conditions of the RSR.

12. Performance Stock Rights

(a)	The Committee may grant to an eligible individual performance stock rights (“PSRs”) which entitle such individual to receive a stated number of shares of the Company’s common stock if certain specified performance goals are attained (“Performance Goals”) within a stated three-year or other stated performance period (the “Performance Cycle”). The Committee shall have full and final authority to select the individuals who receive PSRs, to specify the number of shares of stock subject to each such right, to establish the Performance Goals, to establish the Performance Cycle and to establish the terms, conditions and definitions that govern such rights.

(b)	The Committee shall establish Performance Goals for each Performance Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select During any Performance Cycle, the Committee may adjust the Performance Goals for such Performance Cycle as it deems appropriate in recognition of unusual or nonrecurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine; provided, however, that for any Performance Cycle commencing prior to January 1, 2005, the Committee may not adjust Performance Goals for any participant who is a covered employee for purposes of Section 162(m) of the Code for the year in which such PSR (or any portion thereof) is settled in such a manner as would increase the amount of compensation otherwise payable to such covered employee.

(c)	As soon as practical after the end of a Performance Cycle (or any interim measurement period within the Performance Cycle), the Committee shall determine the extent to which a PSR has been earned on the basis of performance in relation to the established Performance Goals. To the extent that the Performance Goals of a PSR are satisfied, the Company shall settle the earned portion of the PSR by the issuance and delivery of unrestricted shares equal to the number of earned shares, or, at the discretion of the Committee, by the payment of cash in an amount equal to the Fair Market Value of the earned shares on the date the PSR would otherwise be settled in shares or by a combination of cash and shares. If the Performance Goals are not met by the expiration of the Performance Cycle, the PSR shall expire and the holder thereof shall have no further rights thereunder.

(d)	Upon granting a PSR, the Company shall issue to the recipient an Award Agreement which sets forth the terms and conditions of the PSR.

(e)	The Company shall not make dividend equivalent payments with respect to shares subject to PSRs.

13. Other Stock-Based Awards

The Committee may grant any eligible individual other incentives payable in, or based upon the value of, shares of the Company’s common stock and subject to such terms and conditions as the Committee deems appropriate. Upon grant of such an Award, the Company shall deliver to the recipient an Award Agreement which sets forth the terms and conditions of such Award.

14. Termination of Employment, Retirement, Disability and Death

(a)	In the event the employment of a Plan participant by the Company or a Subsidiary terminates, then, unless otherwise provided in the Award Agreement or by action of the Committee at any time, any unexercised option or SAR granted to such participant may be exercised, but only to the extent exercisable on the date of termination of employment, at any time within three months following such termination of employment, except that:

(i)	If the participant’s termination of employment is on account of Retirement, then the option or SAR, to the extent exercisable at the date of termination of employment, may be exercised at any time prior to the expiration of its stated term, but in no event later than the fifth anniversary date of the participant’s termination of employment.

(ii)	If the participant’s termination of employment is on account of a permanent and total disability within the meaning of Section 22(e)(3) of the Code, then the option or SAR, to the extent exercisable at the date of termination of employment, may be exercised prior to the earlier of the one-year anniversary of the date of termination or the expiration of the term set forth in the Award Agreement.

(iii)	If the participant’s termination of employment is caused by the death of the participant, then the option or SAR may be exercised at any time prior to the expiration of the term stated in the Award Agreement by the person(s) to whom the participant’s rights pass by will or by operation of law without regard to any requirements related to continued employment or installment vesting.

(iv)	If the participant dies following termination of employment and during the period in which the option or SAR is exercisable under paragraph (i) or (ii) of this Section 14(a), then, to the extent the option or SAR was vested at the date of the participant’s termination of employment, the option or SAR may be exercised at any time prior to the expiration of the term stated in the Award Agreement by the person(s) to whom the participant’s rights pass by will or by operation of law.

(b)	Any portion of an option or SAR that is not exercisable on the date of termination of the participant’s employment shall terminate on such date, unless the Committee determines otherwise.

(c)	To the extent that the option or SAR of any deceased or disabled participant or of any participant whose employment has terminated shall not have been exercised within the time periods provided above, all further rights to exercise such option or SAR shall terminate at the expiration of the applicable period.

(d)	In the event a holder of an RSR issued under the provisions of Section 11 fails to satisfy the employment, service or performance requirements of the RSR, such holder shall lose the right to receive stock or cash under the provisions of the RSR except as otherwise provided in the Award Agreement or by action of the Committee. For example, in the event a holder of an RSR is unable to satisfy such employment or service requirements because of Retirement, death or disability within the meaning of Section 22(e)(3) of the Code, the Award Agreement may provide for the issuance of shares of the Company’s common stock equal in number to all or a portion of the number of unissued shares covered by such RSR to the extent set forth in such Award Agreement.

(e)	Except as provided in Section 22, in the event the employment of an employee who holds a PSR granted under the provisions of Section 12 terminates for any reason prior to the expiration of the Performance Cycle specified in the PSR, then, except to the extent the Committee may decide otherwise in select situations, such employee shall lose all rights to thereafter receive any stock or payment under such PSR.

(f)	If a corporation ceases to be a Subsidiary of the Company, then, except to the extent the Committee determines otherwise, employees of such corporation shall be deemed to have terminated their employment with the Company or a Subsidiary of the Company for purposes of this Section 14 as of the date such corporation’s status as a Subsidiary terminates.

15. Forfeiture

Subject to the Committee’s discretion, the grant of any Award under the Plan may be conditioned on the participant’s agreement to forfeit unexercised Awards and pay the value of previously exercised or settled Awards to the Company in the event that the participant engages in any activity in competition with the Company or otherwise contrary to the Company’s interests while employed by the Company or a Subsidiary or within a specified period following termination of employment or exercise or settlement of an Award.

16. Transferability

Except as otherwise provided in this Section 16, Awards shall not be transferable other than by will or the laws of descent and, except to the extent the participant designates one or more beneficiaries on the Company-approved form for the Plan who may exercise the Award or receive payment under the Award after the participant’s death. During the participant’s lifetime, an Award may be exercised only by the participant or, in the event the participant becomes legally incompetent, by the participant’s guardian or legal representative. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Committee, in its discretion, may permit a participant to assign or transfer an Award subject to such terms and conditions as the Committee may specify.

17. Withholding

The Company may require the holder of an Award to pay to the Company the amount of (a) any taxes that the Company is required to withhold with respect to the grant, exercise, payment or settlement of an Award. (“tax withholding obligations”) and (b) the amounts due from the participant to the Company (“other obligations”). The Company shall not be required to issue any shares of the Company’s common stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

The Committee may permit or require a participant to satisfy all or part of the participant’s tax withholding obligations and other obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the participant, (c) having the Company withhold a number of shares of the Company’s common stock that would otherwise be issued to the participant (or become vested, in the case of RSRs or stock subject to restrictions) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of the Company’s common stock the participant already owns having a value equal to the tax withholding obligations and other obligations. The value of the shares so withheld may not exceed the employer’s minimum required tax withholding rate, and the value of the shares so tendered may not exceed such rate to the extent the participant has owned the tendered shares for less than six months, if such limitations are necessary to avoid adverse accounting consequences to the Company.

18. Rights as Shareholder

Neither a person to whom an Award is granted, nor such person’s legal representative, heir, legatee, distributee or permitted transferee shall be deemed to be the holder of, or to have any rights of a holder with respect to, any shares subject to such Award until after the shares are issued.

19. Amendments to the Plan

The Company’s Board of Directors may make such amendments to the Plan at any time and in such respects as it shall deem advisable, provided that:

(a)	Without the consent of the applicable participant, no amendment shall be made that would constitute a “modification” to an incentive stock option outstanding on the date of such amendment or would materially adversely affect any Award previously granted under the Plan or deprive any participant of any shares of stock of the Company that the participant may have acquired through or as a result of the Plan.

(b)	To the extent required by applicable law, regulation or stock exchange rule, any such amendment shall be submitted to the shareholders of the Company for their approval at the next annual or special meeting after adoption by the Board of Directors, and if such shareholder approval is not obtained, the amendment, together with any actions taken under the Plan on the necessary authority of such amendment, shall be null and void.

20. Termination of the Plan

The Plan shall remain in effect until all the shares of the Company’s common stock authorized under Section 4(a) have been issued or until the Plan is otherwise terminated by the Company’s Board of Directors; provided, however, that no incentive stock option shall be granted more than ten years after the date on which the Plan is approved by the shareholders of the Company. Termination of the Plan shall not affect outstanding Awards.

21. Changes in Capital Structure

Except as otherwise provided in Section 22, in the event the outstanding shares of common stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, spin-off, combination of shares, dividend payable in shares, rights offering, change in the corporate structure of the Company, or otherwise, then the Committee shall make proportional adjustments to the maximum number and class of shares subject to the Plan and to the maximum number and class of shares with respect to which Awards may be granted or paid to any individual participant as set forth in Sections 4(a) and (c). In addition, in such circumstances the Committee shall make an appropriate adjustment to the number and class of shares as to which outstanding Awards, or portions thereof then unexercised, shall be exercisable or settled and the per share price of such shares, to the end that the participant’s proportionate interest shall be maintained as before the occurrence of such event, without any change in the total price applicable to the unexercised portion of any Award. The Committee shall make adjustments necessary to prevent accretion or to protect against dilution in the number and kind of shares authorized by the Plan and with respect to outstanding Awards in the number and kind of shares covered thereby and in the applicable exercise price of outstanding Awards. Without limitation on the foregoing, in the event of an extraordinary cash dividend or a business combination in which shareholders of the Company receive some cash, the Committee shall adjust the respective exercise prices of outstanding Awards in order to maintain the intrinsic value of outstanding Awards. Any such adjustments made by the Committee pursuant to this Section 21 shall be conclusive.

22. Change in Control

(a)	Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in the Award agreement if, while any Awards remain outstanding under the Plan, a Change in Control of the Company shall occur, then:

(i)	All options and SARs granted under the Plan that are outstanding at the time of such Change in Control shall become exercisable in full immediately prior to the Change in Control;

(ii)	To the extent deemed earned, each outstanding PSR shall become immediately payable in cash, and the remainder of each outstanding PSR shall be canceled for no value. All outstanding PSRs shall be deemed to have been earned to the extent of the greater of:

(1)	The number of shares of the Company’s common stock determined by the Committee based on the extent to which the Performance Goals specified in the Award Agreement have been achieved during the portion of the Performance Cycle ending on the last day of the last fiscal quarter of the Company ending on or before the date of the Change in Control; or

(2)	The number of shares of the Company’s common stock equal to the product of the target shares identified in the Award Agreement multiplied by a fraction with a numerator equal to the whole number of calendar months beginning with the month in which the Award was granted and ending on the date of the Change in Control and a denominator equal to the whole number of calendar months in the entire Performance Cycle specified in the Award Agreement, less any shares previously issued under the Award Agreement.

(iii)	All restrictions with respect to RSRs shall lapse and all outstanding RSRs shall be settled by a payment in cash to each holder of such Award; and

(iv)	All other restrictions with respect to outstanding Awards not described in paragraphs (i) through (iii) of this Section 22(a) shall lapse, and such Awards shall be fully vested and nonforfeitable.

(b)	For purposes of this Section 22, with respect to determining the cash equivalent value of an RSR or PSR or the spread payable upon exercise of a SAR, the Fair Market Value of a share of the Company’s stock shall be deemed to equal the greater of (i) the Fair Market Value of a share of stock as of the date on which a Change in Control occurs and (ii) the highest price of a share of stock which is paid or offered to be paid, by any Person or entity, in connection with any transaction which constitutes a Change in Control.

(c)	The phrase “immediately prior to the Change in Control” shall be understood to mean sufficiently in advance of a Change in Control to permit the holder of an Award to take all steps reasonably necessary to exercise all options and SARs and take any actions with respect to the shares of stock underlying Awards of any nature so that such shares may be treated in the same manner as the shares of stock of other shareholders in connection with the Change in Control.

23. Approvals

The granting of Awards, the issuance of shares of Common Stock and the obligations of the Company under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental authorities, agencies or national securities exchanges as may be required. Shares shall not be issued with respect to an Award unless the exercise and the issuance and delivery of the shares comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the Code, the respective rules and regulations promulgated thereunder, and the requirements of any stock exchange or market on which the shares may then be listed or traded, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability for the nonissuance or sale of such shares. The Board of Directors may require any action or agreement by a holder of an Award as may from time to time be necessary to comply with the federal and state securities laws. The Company shall not be obliged to register stock issued under the Plan or options or any other rights to acquire stock granted under the Plan.

24. No Individual Rights

No individual or participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of participants under the Plan.

Nothing in this Plan or any Award granted pursuant hereto shall be deemed to constitute an employment contract or confer or be deemed to confer upon any individual any right to continue in the employ of, or to continue any other relationship with, the Company or any Subsidiary of the Company or to interfere in any way with the right of the Company or any Subsidiary, in its sole discretion, to terminate such individual’s employment or other relationship at any time.

25. Effect on Other Employee Benefit Plans

The value of Awards granted under the Plan shall not be included as compensation, earnings, salaries or other similar terms used when calculating the participant’s benefits under any employee benefit plan sponsored by or contributed to by the Company or any Subsidiary except as such plan otherwise expressly provides.

26. No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any money or other property, or shares of the Company’s common stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any participant, and no participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

27. Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

28. Choice of Law

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law.

29. Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

30. Original Effective Date of the Plan

The original effective date of this Plan is May 7, 1997.